Exhibit 10.1

TELZUIT MEDICAL TECHNOLOGIES, INC.

FLORIDA, USA

EMPLOYMENT AGREEMENT

THIS IS AN EMPLOYMENT AGREEMENT dated the 8 day of May, 2006, effective the 8 day of May, 2006 (“Effective Date”), by and between TelZuit Medical Technologies, Inc. (“Company”), a Florida corporation with its principal place of business in, Florida and Warren D. Stowell (“Employee”).

WHEREAS, the Company wishes to assure itself of the services of Employee for the period provided in this Agreement, and Employee is willing to serve in the employ of the Company upon the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto hereby agree as follows:

I.	Employment. The Company hereby employs Employee, and Employee hereby accepts such employment by the Company, upon the terms and conditions herein provided.

II.	Position and Responsibilities. During the period of his employment hereunder, Employee agrees to serve as Chief Executive Officer (CEO) and to be responsible for the performance of all duties associated with this position as defined in the Company Personnel Manual as well as to perform such other duties as may be delegated to him from time to time by the Board of Directors of the Company (BOD). Furthermore, Employee agrees to devote his full time to the faithful performance of his duties for the Company and to render service to the Company to the best of his ability, experience and talent to the reasonable satisfaction of the Company. Except as otherwise herein provided, Employee shall not engage in any other business or occupation without the Company’s written consent; provided, however, nothing contained herein shall prohibit Employee from making passive or personal investments for which the expenditure of time is not required. Employee acknowledges that he shall work at the Company Office designated by the BOD and shall travel, as reasonably required by the Company, to various offices of the Company as well as to offices of clients and vendors of the Company in connection with his employment. The Company may change or modify the position of Employee or his duties at any time during the term hereof, however, such changes shall not result in a change in Employee’s compensation as provided for herein.

III.	Term of Employment. This agreement shall commence on the Effective Date and shall continue for a period of thirty-six (36) full calendar months thereafter (the primary term), unless sooner terminated, as provided in paragraphs VIII, IX, and X hereof. The primary term shall be automatically extended for additional twelve (12) full calendar months (the extended term) unless either party gives notice to the other party not less than ninety (90) days prior to the expiration of the current term and any extended term that the contract is not going to be extended. In the event of such notice the contract shall expire upon the last day of said current term.

IV.	Professional Development Plan. The Employee shall seek continuing education and professional development opportunities consistent with required job skills necessary to manage and lead the Company toward established goals. The Company will assist the Employee in accordance with the current Company Personnel Manual Policies for employees holding positions and performing duties substantially similar to those performed by Employee

V.	Compensation. Except as otherwise provided herein, for all services rendered by Employee in any capacity during his employment under this Agreement, including, without limitation, services as an employee, executive, officer, director, or member of any committee of the Company, related companies or subsidiaries of the Company, commencing the Effective Date, the Company shall pay Employee a gross

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salary before taxes of one hundred fifty-nine thousand dollars ($159,000) per annum, with a TBD% increase each year for the primary term and a TBD% increase for each year of the first extended term and all other extended terms as approved by the Board. Salary payments net of deductions for applicable taxes shall be payable in accordance with the Company’s normal pay practices which may be altered from time to time by Company.

A.	Overtime. It is expressly agreed that Employee’s duties shall during the term hereof be administrative and executive in nature and Employee and his position shall be exempt from the overtime provisions of the Fair Labor Standards Act and all other state and federal regulations

B.	Vacation and Sick Leave. Employee shall be entitled to sick leave and vacation time consistent with existing Company Personnel Manual policies. This period of vacation shall be cumulative, and in the event this Agreement is terminated, Employee shall be paid for all accrued but unused vacation time.

C.	Benefits. Company shall provide Employee with all fringe benefits normally provided to employees holding positions and performing duties substantially similar to those performed by Employee.

D.	Bonuses. Employee shall be eligible for a signing bonus, in the form of stock options of shares of the Company of Two Million shares at a striking price of $0.50USD, granted at this date by the Board of Directors, exercisable for ten years@ the Exercise Price of $0.50, subject to the vesting of said option...25% as of the Effective date and 25% at each anniversary date thereof. Vesting will fail, if for any reason Employee shall not be an existing employee on such vesting dates, unless the Employee shall have been wrongfully terminated by the Company prior thereto. The options will expire after 10 years from the date of signing of this agreement.

E.	Automobiles. The Employee acknowledges that it is Company policy not to provide Company vehicles to employees. However, Company does provide reimbursement for vehicle expenses incurred by any Employee on behalf of Company in accordance with the reimbursement rates set out in the Company Personnel Manual. In addition, Company will provide Executive Level Employees as defined in the Company Personnel Manual a monthly allowance to compensate Employee for wear and tear on his automobile when used on behalf of the Company. Employee further acknowledges that if he/she accepts this allowance it will be reported as income to the Employee on their W2.

F.	Expenses. The Company shall pay directly, the following expenses incurred by the Employee in and pertaining to the course of his employment if first determined by the Company to be ordinary and necessary expenses of the Company:

1.	Business related — Employee’s license fees, membership dues in trade associations, subscriptions to trade journals and such other items as the Company may determine as being ordinary and necessary business expenses of the Company.

2.	Entertainment — From time to time Employee shall be expected to entertain for the benefit of the Company and his own professional acceptance and success in the Community. Such entertainment shall be one of the requirements of the Employee’s employment hereunder and the expenses incurred by him in connection therewith shall be borne by the Company in an amount not to exceed those sums, per occasion, as defined in the Company Personnel Manual.

3.	Meetings, Conventions and Seminars — Employee, as a condition of employment hereunder, may be required by Company to attend professional meetings, conventions or trade seminars. The expenses incurred by Employee in connection therewith such as travel, room, board and registration fees shall be borne by the Company in an amount not to exceed the sums as defined in the Company Personnel Manual.

4.	Method of payment — company shall provide Employee the means to pay for the above expenses in accordance with the policies defined in the Company Personnel Manual.

VI.	Reimbursement of disallowed Compensation and Expenses. In the event any compensation or reimbursement of expenses paid to Employee or expenses for Employee shall upon audit or other examination

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of the income tax returns of the Company, be determined not to be an allowed deduction from the gross income of the Company, and such determination shall be accepted by the Company or shall be rendered final by the appropriate state or federal taxing authority or by a judgment of a court of competent jurisdiction and no appeal shall be taken there from or the applicable period for filing notice of appeal shall have expired, then, in such event, Employee will repay to the Company the amount of disallowed compensation or expenses or both within ninety (90) days of receipt of notice by the Employee of such amount. The Company may not waive this duty of repayment. In the event the Company has not been fully repaid by the Employee within said ninety (90) day period, the Company shall have the right to withhold the unpaid amount from future salary payments in one or more installments, until the amount allowed to the Company has been recovered in full.

VII.	Illness or Incapacity. If Employee becomes unable to devote his required time to the business of the Company because of illness or incapacity during the term of this Agreement, then during such period of illness or incapacity, his salary shall be 100% of his monthly Basic Salary for the first six (6) months. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or a related cause and commences less than two (2) months from the ending of the previous period of disability.

VIII.	Death as Termination of Employment.

A.	Any sums due the Employee under this Agreement shall be paid to the Employee’s beneficiary at the next normal pay period after the date of Employee’s death.

B.	Any sums due the Employee under the Company’s Profit Sharing Plan shall be paid to the Employee’s beneficiary as provided by the terms of the Plan.

C.	After receiving the payments provided for in this Section, the Employee’s surviving spouse and/or his estate shall have no further rights under this Agreement.

IX.	Termination for Cause. The Company may terminate Employee’s employment under this Agreement at any time, but only after a determination by the Board of Directors that cause for termination exists. Cause shall include but shall not be strictly limited to:

A.	Willful damaging of the Company’s property, business, reputation or goodwill;

B.	Conviction of a felony;

C.	Death, theft, dishonesty, fraud or embezzlement;

D.	Inattention to or neglect of duties to be performed, which are not the result of illness or accident;

E.	The use of alcohol, narcotics or other controlled substances to the extent that it prevents the Employee from efficiently performing services for the Company;

F.	Willfully injuring of any other employee of the Company;

G.	Willfully injuring any person in the course of performance of services for the Company;

H.	Disclosing to a competitor or other unauthorized persons confidential or proprietary information or secrets of the Company;

I.	Solicitation of business on behalf of a competitor or a potential competitor;

J.	Sexual harassment of any other employee of the Company or the commission of any illegal act which otherwise creates an offensive work environment for other employees of the Company;

K.	Failure of Employee for any reason within five days after receipt by Employee of written notice thereof from the Company, to correct, cease or otherwise alter any insubordination, failure to comply with instructions or other act or omission to act that in the opinion of the Company does or may adversely affect its business or operations;

L.	Failure to devote full time and effort to his duties hereunder;

M.	Failure to perform assigned duties and/or responsibilities in a manner satisfactory to the Company;

N.	Company shall not be limited to termination as a remedy for any improper or illegal act of Employee, but may also seek damages, injunction or such other remedy as it may deem appropriate under the circumstances.

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X.	Return of Records. On termination of employment, Employee shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Employee’s possession or under his control and that are the property of the Company or relate to the Employment or to the business of the Company.

XI.	Life Insurance. Inasmuch as the services of employee are important to the success or failure of the Company, the Company may, by its sole discretion, purchase disability insurance or insurance on the life of the Employee during the term hereof in such amounts, as Company shall determine appropriate. The Company shall own such insurance, the Company shall be the sole beneficiary, and all premiums therefore shall be paid by the Company. The Employee agrees to cooperate with the reasonable requirements of the Company and/or its insurance carriers as necessary to obtain such insurance, including submitting to any and all necessary medical examinations.

XII.	NON Compete & NON Disclosure. Upon signing of this agreement Employee agrees to be bound by the terms and conditions of the Company’s NON-COMPETE & NON-DISCLOSURE EMPLOYMENT AGREEMENT which agreement Employee agrees to sign as a condition of his employment by the Company. The Compensation clauses contained in that Agreement are hereby acknowledged to be a partial reiteration of the Salary and other Compensation clauses contained in this agreement and not to be construed as additional Compensation to be paid by Company to Employee.

XIII.	Waiver. The waiver by either party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver or any subsequent breach by either party hereto.

XIV.	Costs of Enforcement. In the event either party initiates action to enforce his or its rights hereunder, the substantially prevailing party shall recover from the non-prevailing party its reasonable expenses, court costs and reasonable attorneys’ fees, whether suit be brought or not. As used herein, expenses, court costs and attorneys’ fees include expenses, court costs and attorneys’ fees incurred in an appellate proceeding. All such expenses shall bear; interest at the highest rate allowable under the laws of the State of Florida from the date the prevailing party pays such expenses until the date the non-prevailing party repays such expenses. Expenses incurred in enforcing this paragraph shall be covered by this paragraph. Further, the Court of proper jurisdiction in Orange County, Florida shall be the proper forum and venue.

XV.	Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Employee and his heirs and legal representatives. This Agreement is personal as to Employee and may not be assigned by Employee. The Company without the prior consent of Employee may assign this Agreement.

XVI.	Governing Law & Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The invalidity or unenforceability of a particular provision of this Agreement shall not effect the other provisions hereto, and this Agreement shall be construed in all respect as if such invalid or unenforceable provisions were omitted.

XVII.	Amendment and Complete Agreement. This Agreement may be amended in whole or part at any time and from time to time but only in writing signed by both parties. This Agreement contains the entire understanding of the parties relating to the employment of the Employee by the Company. The parties acknowledge and agree that neither of them has made any representation with respect to such matters of this Agreement or any representations except as are specifically set forth herein, and each party acknowledges that he/she has relied on his own judgment in entering into this agreement. The parties further acknowledge that statements or representations that may have been made heretofore by either of them to the other are void and of no force and effect to the extent that they are not incorporated herein.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day & year written above.

BY:		BY:
	Employer		Employee

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STATE OF Florida	STATE OF Florida
COUNTY OF	COUNTY OF

PERSONALLY appeared before me, the undersigned authority in and for the county and state aforesaid, the within named , who acknowledged to me that he is of TelZuit Technologies, Inc, and who acknowledged that he signed and delivered the above and foregoing instrument on the date and year therein mentioned, for and on behalf of said corporation after first having been duly authorized so to do. GIVEN under my hand and official seal of office on this the day of , 20 .	PERSONALLY came and appeared before me, the undersigned in and for the jurisdiction aforesaid, the within named in the above and foregoing instrument of writing, who acknowledged to me that he/she signed and delivered the above foregoing instrument of writing on the day and in the year and for the purposes therein mentioned. GIVEN under my hand and official seal of office on this the _____ day of , 20 .

NOTARY PUBLIC	NOTARY PUBLIC
MY COMMISSION EXPIRES:	MY COMMISSION EXPIRES:

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